UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2009

Luna Innovations Incorporated

(Exact name of registrant as specified in its charter)

Delaware	000-52008	54-1560050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Riverside Circle, Suite 400

Roanoke, Virginia 24016

(Address of principal executive offices, including zip code)

540-769-8400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On August 17, 2009, Luna Innovations Incorporated (the “Company”) filed a Form 12b-25 with the Securities and Exchange Commission to report that it would not timely file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. The Company reported that the failure to make the timely filing is a result of delay in the finalization of an engagement letter with the Company’s independent accountant and the timing of receipt of necessary approval by the Bankruptcy Court which, in accordance with the U.S. Bankruptcy Code, must approve the Company’s advisers.

On August 17, 2009, the Company received a notice of deficiency from the NASDAQ Stock Market (“NASDAQ”) listing qualifications department staff (the “Staff”) indicating that the Company no longer complied with the Rule 5250(c)(1) of the NASDAQ Listing Rules as a result of the failure to make the filing on Form 10-Q by the due date.

The Company has previously requested a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”) with respect to a previous Staff Determination Notice from NASDAQ dated July 17, 2009 because the Company filed for protection under Chapter 11 of the US Bankruptcy Code on July 17, 2009. The delisting action has been stayed pending a hearing before the Panel, which has been scheduled for August 27, 2009. Since there is a pending hearing, the Company does not qualify to provide NASDAQ with a plan of compliance within the next 60 days with respect to the latest notice of deficiency, and will be required to address this issue at the hearing. There can be no assurance that the Panel will grant the Company’s request for continued listing. Pending a decision by the Panel, the Company’s common stock will remain listed on the NASDAQ Global Market.

A copy of the press release announcing the late filing and the Staff’s determination is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated August 19, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Luna Innovations Incorporated

By:	/s/ Talfourd H. Kemper, Jr.
Talfourd H. Kemper, Jr.
Vice President and General Counsel

Date: August 19, 2009

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated August 19, 2009